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Exhibit 99.4

[HORIZON GROUP PROPERTIES, INC. LOGO]

FOR IMMEDIATE RELEASE	CONTACT:	David Tinkham Chief Financial Officer (312) 917-4288

HORIZON GROUP PROPERTIES, INC. AGREES TO THE SALE OF PARTNERSHIP INTERESTS

ALSO ANNOUNCES EXTENSION OF MATURITY DATE OF LOAN

        (Chicago, Illinois—December 24, 2002)—Horizon Group Properties, Inc. (HGP) (NASDAQ: HGPI), an owner, operator and developer of factory outlet and power centers, today announced that it has entered into an agreement to sell up to 145,349 limited partner units in Horizon Group Properties, L.P. to Pleasant Lake Apts., Ltd. The purchase price is $5.16 per unit. The funds from the transaction will be provided to Horizon Group Properties, L.P. HGP is the sole general partner of Horizon Group Properties, L.P. and currently owns approximately 84% of the total units outstanding. The units HGP proposes to sell represent approximately 4.2% of the total units outstanding.

        The sale of the units is conditioned upon the receipt of consent of partners representing the majority ownership of Horizon Group Properties, L.P. with respect to certain amendments to the partnership agreement in connection with the transaction. Closing of the transaction is expected to occur on December 31, 2002. Pleasant Lake Apts., Ltd. is an affiliate of Howard M. Amster, a current limited partner in Horizon Group Properties, L.P., the owner of approximately 29.5% of HGP's shares and a director of HGP.

        HGP also announced that it has entered into an extension agreement with National City Bank to extend the maturity date of a loan secured by HGP's corporate office building in Norton Shores, Michigan until April 30, 2003. The loan has a current principal balance of $2.3 million and was originally scheduled to mature on December 27, 2002. The interest rate during the extension period is LIBOR plus 5.5%, adjusted monthly, with a total required monthly payment of $50,000. HGP paid a fee of $5,000 in connection with the extension.

        Based in Chicago, Illinois, Horizon Group Properties, Inc. has 11 factory outlet centers and one power center in 8 states totaling more than 2.5 million square feet.

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        Safe Harbor Statement: The statements contained herein, which are not historical facts, are forward-looking statements based upon economic forecasts, budgets, and other factors which, by their nature, involve known risks, uncertainties and other factors which may cause the actual results, performance or achievements of Horizon Group Properties, Inc. to be materially different from any future results implied by such statements. In particular, among the factors that could cause actual results to differ materially are the following: business conditions and the general economy, competitive factors, interest rates and other risks inherent in the real estate business. For further information on factors which could impact the Company and the statements contained herein, reference is made to the Company's filings with the Securities and Exchange Commission.

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  Exhibit 99.4